EXHIBIT 3.1

CERTIFICATE OF CHANGE

NEVADA SECRETARY OF STATE

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

Portlogic Systems Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

75,000,000 common shares, par value $0.001; 1,000,000 preferred shares, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

225,000,000 common shares, par value $0.001; 1,000,000 preferred shares, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Common Stock Forward Split 3:1. Each shareholder is to receive two additional shares for each share they hold on the Record Date.  The number of authorized common shares shall be correspondingly increased.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued.

7. Effective date of filing: (optional)

Date: March 30, 2012

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

 X /s/ Jueane Thiessen
Signature of Officer

Title: Secretary

IMPORTANT: failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.